Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Martek Biosciences Corporation
at
$31.50 Net Per Share
by
Greenback Acquisition Corporation
an indirect wholly-owned subsidiary of
Koninklijke DSM N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON FRIDAY, FEBRUARY 18, 2011, UNLESS THE OFFER IS EXTENDED.

January 13, 2011

To Our Clients:

        Enclosed for your information is an Offer to Purchase, dated January 13, 2011 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by Greenback Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Koninklijke DSM N.V., a corporation organized in the Netherlands ("DSM"), to purchase all outstanding shares of common stock, par value $0.10 (the "Shares"), of Martek Biosciences Corporation, a Delaware corporation ("Martek"), at a price of $31.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

        The Martek board of directors has unanimously (i) determined that the Merger Agreement, the Offer, the Merger, the top-up option (as described in the Offer to Purchase) and the other transactions contemplated thereby, are advisable, fair to and in the best interests of Martek and its stockholders; (ii) approved the Merger Agreement, the Offer and the Merger; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

        1.     The offer price is $31.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

        2.     The Offer is being made for all outstanding Shares.

        3.     The Offer is not subject to any financing condition. The Offer is conditioned upon (1) the satisfaction of the Minimum Tender Condition (as described below), (2) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended, in the United States, and receipt of other requisite regulatory approvals and clearances under antitrust laws and (3) other customary conditions (as described in Section 13 of the Offer to Purchase). The Minimum Tender Condition requires that, prior to the expiration of the Offer, there be validly tendered and not withdrawn that number of Shares which would represent at least a majority of the issued and outstanding Shares on a fully diluted basis (assuming the issuance of all Shares that may be issued in respect of outstanding restricted stock units, plus Shares issuable upon the exercise of all outstanding options, irrespective of exercise price, vesting schedule or other terms and conditions thereof). See Section 13 of the Offer to Purchase—"Conditions of the Offer."

        4.     The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 20, 2010, among DSM, Purchaser and Martek (the "Merger Agreement"), pursuant to which, after completion of the Offer and satisfaction of certain conditions, Purchaser will merge with and into Martek and Martek will be the surviving corporation and an indirect wholly-owned subsidiary of DSM (the "Merger"), and each outstanding Share (other than Shares held in the treasury of Martek or owned by DSM or any subsidiary of DSM or Martek or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger, and without any action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any amounts required to be withheld under applicable U.S. federal, state, local or other tax laws, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in the Offer to Purchase.

        5.     The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on February 18, 2011, unless the Offer is extended.

        6.     Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by Citibank, N.A., (the "Depositary") of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

2

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Martek Biosciences Corporation
at
$31.50 Net Per Share
by
Greenback Acquisition Corporation
an indirect wholly-owned subsidiary of
Koninklijke DSM N.V.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 13, 2011 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), in connection with the offer by Greenback Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Koninklijke DSM N.V., a corporation organized in the Netherlands ("DSM"), to purchase for cash all outstanding shares of common stock, par value $0.10 (the "Shares"), of Martek Biosciences Corporation, a Delaware corporation ("Martek"), at a price of $31.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

        This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

        The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Dated:                         , 2011

Number of Shares to Be Tendered:                Shares*

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Account Number:	Signature(s):

Dated:	, 2011

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*
Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.